Exhibit 14

As approved December 17, 2002

FIFTH THIRD BANCORP

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Fifth Third Bancorp, and all of its subsidiaries and affiliates, have many important assets, but the most valuable is our established and unquestioned reputation for integrity. As professionals, we are judged by our conduct and we must act in a manner that merits public trust and confidence. Because of the nature of the banking business, many people hold us to a higher standard than the general business world. Fifth Third has adopted this Code of Business Conduct and Ethics to help ensure that it retains its integrity and merits public trust and confidence.

Who is Responsible? All officers, directors and employees of Fifth Third Bancorp, its subsidiaries and its affiliates are responsible to become familiar with, follow and promote compliance with this Code. You shall comply with the spirit of these guidelines and not attempt to achieve indirectly, through the use of agents or other intermediaries, what is forbidden directly. This Code is periodically reviewed by Fifth Third’s Nominating and Corporate Governance Committee of its Board of Directors. This Committee is also charged with administering the Code and enforcing its provisions.

Guidance for Using This Code. The Code is a general outline of the standard by which all directors, officers and employees of Fifth Third (including Fifth Third’s Chief Executive Officer, Chief Financial Officer, Controller and its other executive officers) should conduct themselves. The Code is not intended to cover every applicable law or provide answers to all questions that might arise. It is a part of the policies and procedures governing all of us at Fifth Third. You should read this Code carefully, and if you have any questions they should be directed to the Director of Human Resources. The Code is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any director, officer, employee, client, supplier, competitor, shareholder or any other person or entity.

In most situations, our personal values and integrity will guide us to the right decision. However, we must always keep in mind how our actions affect the credibility of our organization as a whole, and for this reason, our business ethics must reflect the values and standards of conduct outlined in this Code. We encourage each employee to ask questions, seek guidance and express any concerns they may have. When in doubt, employees should ask themselves the following questions:

•	Is my action legal? If legal, is it also ethical?

•	Are my actions honest in every respect?

•	Would I be proud to read about my action in the newspaper?

•	Can I defend my action with a clear conscience?

•	Would it be helpful to ask for guidance before taking any action?

If your answers to these questions are troubling in any respect, it may be that whatever you are considering is the wrong course of action. Call the Director of Human Resources with any questions.

This Code replaces any editions previously provided to you and your adherence to this Code is required to the same extent as you previously had agreed.

Conflicts of Interest

You have a duty of loyalty to the Company and must therefore avoid any actual or apparent conflict of interest with the Company or its customers. A conflict situation can arise if you take action or have an interest that may make it difficult to perform your work objectively and effectively. Conflicts of interest may also arise if you or a family member receives improper personal benefits as a result of your position with Fifth Third.

Corporate Opportunities. You may not (a) take for yourself personally opportunities that are discovered through the use of Fifth Third’s property, information or your position; (b) use Fifth Third’s property, information or position for personal gain; or (c) compete with Fifth Third. You owe a duty to Fifth Third to advance the company’s legitimate interests when the opportunity to do so arises. Without prior approval, you are not permitted to participate with customers or suppliers in business ventures, serve or act as a director, agent, broker or representative of any for-profit company or organization. Call the Director of Human Resources to inquire about obtaining this approval.

Gifts or Requests. Federal law makes it a criminal offense for you (1) to solicit for yourself or for a third party (other than Fifth Third) anything of value from anyone in return or any business, service or confidential information about Fifth Third or (2) to accept anything of value (other than authorized compensation) from anyone in connection with the business of Fifth Third, either before or after a transaction is discussed or consummated. Any gift or gratuity from present or former customers, suppliers or shareholders should be declined to avoid any appearance of impropriety or undue influence, with the following exceptions:

•	ordinary business meals;

•	modest holiday gifts;

•	gifts based upon a family relationship or close personal relationship pre-dating your involvement with Fifth Third;

•	acceptance of loans from other banks or financial institutions on terms generally available to the public at large; or

•	acceptance of discounts or rebates on merchandise or services on terms generally available to the public at large or on terms generally available to Fifth Third employees.

These permissible gifts or gratuities should only be accepted when it is clear the donor is not trying to exert any influence over you in connection with a transaction involving Fifth Third, and the gift or gratuity is unsolicited. Generally, a gift or gratuity (or an aggregate of several gifts or gratuities) having a value greater than $100 should be rejected. Any offer or receipt of a gift, discount or rebate (or an aggregate of several of the same) of more than $100 should be promptly reported in writing to the Director of Human Resources.

If you become aware that you are a beneficiary of a gift or bequest under a will or trust agreement of a customer or former customer, supplier or shareholder (other than someone related by blood or marriage), you should promptly report it to the Trust Committee and take all reasonable steps to have the will or trust instrument amended to remove yourself as a beneficiary. Likewise, you may not accept a bequest or devise from a customer or former customer, supplier or shareholder without prior approval of the Trust Committee.

Investments. You should avoid any substantial investment in the business of a customer, supplier or competitor unless the security is publicly traded on a national exchange and there is no possibility for a conflict of interest. You should also avoid any investment in an initial public offering of any company if one of the underwriters or other investment banks involved in the offering is providing, has provided, or may likely provide in the future, products or services to or for Fifth Third. You should make personal investments with prudence and avoid situations which might influence one’s business judgment or advice. In no event should you use confidential or propriety information or work product developed or acquired during the course of your employment as a means if making any personal gain.

Employment. For our full-time employees, outside employment is discouraged and Fifth Third reserves the right to prohibit full or part-time employees from engaging in outside employment where it might subject Fifth Third to criticism or might interfere with your employment at Fifth Third. You must notify the Director of Human Resources of any outside employment in which you are presently engaged or desire to accept while employed by Fifth Third on a full or part-time basis. After notification, the Director of Human Resources will advise you if there is a potential problem. You may accept outside teaching assignments and retain any compensation as long as it does not interfere with your employment or the business of Fifth Third.

Recommendation of Professionals or Products. When a recommendation is requested from you by customers or business partners of Fifth Third for their own use or by other employees, officers or directors of Fifth Third for use by Fifth Third regarding professional services such as accountants, attorneys, investment bankers, realtors or insurance agents or regarding products to be leased or purchased, you should not recommend any specific professional, supplier or product unless in every case:

•	you give several professionals or products without indicating any favoritism;

•	you are familiar with the work and competence of all of the professionals you name and are satisfied that they are competent and ethical;

•	you are familiar and satisfied with the quality of all the products and services you name; and

•	you believe your recommendation will reflect positively upon Fifth Third.

You should avoid recommending a professional, supplier or product if you or a family member receives improper personal benefits as a result of your recommendation. You should disclose any such relationships to the party requesting the recommendation and report any possible personal benefits that you or a family member may receive as a result of your recommendation to the Director of Human Resources.

Civic and Charitable Activities. Before you become a director or trustee of an outside not-for-profit organization, you must notify the Director of Human Resources. Volunteer work and participation in worthwhile and responsible civic and not-for-profit organizations is encouraged, provided it does not unduly interfere with your employment, pose a conflict of interest with your duties and responsibilities to Fifth Third or its customers or impair your ability to perform at Fifth Third.

Politics. Fifth Third is prohibited from engaging in politics, but understands that you may participate in political activities through contributions of time or money in your individual capacity unless you are restricted by applicable securities or other laws rules or regulations or the requirements of any other regulatory authority. Prior approval, however, must be obtained before you accept appointment or nomination to any public office or before you become a candidate for the same. Call the Director of Human Resources to inquire about obtaining this approval.

Other Activities. Without prior approval, you may not act as:

•	agent, deputy or in any signing capacity on any account of another (except for members of your family or a civic or charitable association of which you are a member); or

•	a fiduciary under a will or trust agreement of another not related by blood or marriage.

Call the Director of Human Resources to inquire about obtaining this approval.

Business Conduct

You should endeavor to deal honestly, ethically, fairly and in good faith with Fifth Third’s customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

Compliance With Laws, Rules, Regulations. You must conduct yourself at Fifth Third and all of its functions or when acting on its behalf in a manner which is in full compliance with all applicable laws, rules and regulations, as well as with all of Fifth Third’s other policies and procedures. Activity or behavior which would be criminally or civilly actionable is deemed not to be in compliance. Fifth Third’s Legal Department should be consulted when appropriate. In no case shall an employee, officer or director use illegal (theft, bribery, misrepresentation, or espionage) or unethical means or methods when acting on behalf of Fifth Third.

Company Reporting. It is of critical importance that Fifth Third’s filings with the Securities and Exchange Commission, banking regulators and other regulatory agencies and authorities as well as its other public communications be full, fair, accurate, timely and understandable. Fifth Third has created a Disclosure Committee and adopted Disclosure Committee Guidelines to govern these filings and disclosures. Depending on your position with Fifth Third, you may be called upon to provide necessary information to assure that Fifth Third’s filings and public reports meet these standards. Fifth Third expects employees, officers and directors to take this responsibility very seriously and to provide prompt, accurate answers to inquiries from the Disclosure Committee related to Fifth Third’s filing and public disclosure requirements.

Books and Records. Fifth Third’s books, records and accounts shall accurately and fairly reflect the transactions of Fifth Third in reasonable detail and in accordance with Fifth Third’s accounting practices and policies.

For example:

a. No false or deliberately inaccurate entries (such as over billing) shall be made for any reason. Discounts, rebates, credits and allowances do not constitute over billing when lawfully granted; the reasons for the grant should be documented in writing in Fifth Third’s records, including the party requesting the treatment.

b. No payment shall be made with the intention or understanding that all or any part of it is to be used for any purpose other than that described by the documents supporting the payment.

c. No undisclosed or unrecorded funds or assets shall be established for any purpose unless permitted by applicable laws, rules and regulations and applicable accounting guidelines.

d. No false or misleading statements, written or oral, shall be made to any internal or external accountant, auditor, attorney or other representative with respect to preparation of Fifth Third’s financial statements or documents to be filed with the Securities and Exchange Commission, banking regulators or other governmental authorities or regulatory bodies.

Questionable or Improper Payments. The use of any funds or assets of Fifth Third for any unlawful or improper gifts, payments to customers, government employees or other third parties is strictly prohibited.

The Foreign Corrupt Practices Act (“FCPA”) broadly prohibits U.S. firms and persons from offering money or “anything of value” to any foreign government official for the purpose of influencing such official. The consequences of violating the FCPA are extremely severe, including possible civil and criminal penalties for both Fifth Third and individuals. In the United States, nothing of value (for example, gifts or entertainment) may be provided to government personnel unless clearly permitted by law and any applicable regulation.

Therefore, no payment from Fifth Third’s funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union, or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees as well as is intended to prevent bribes, kickbacks or any other form of payoff.

Under the FCPA, so-called “facilitating payments” made in foreign countries to low-level government employees may be permissible in certain circumstances. All such payments must be pre-authorized by Fifth Third’s Legal Department.

Commercial business entertainment which is reasonable in nature, frequency and cost is permitted. Reasonable business entertainment would cover for example, a lunch, dinner, or occasional athletic or cultural event, or gifts of nominal value (approximately $100 or less). At all times we must remain within the limits of the FCPA.

Competition. Any business activities which involve any of our competitors should be conducted cautiously. Agreements between competitors relating to prices or allocations of territories or customers is unlawful. Where banking relationships involve loan participants and the like, discussions should be limited to the specific transaction involved. Competitive marketing and bidding activities should be fair and ethical.

Protection and Proper Use of Company Assets. Company assets, such as information, materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to Fifth Third. You are expected to treat the property of Fifth Third with care and should not remove it from Company premises without a supervisor’s approval. Fifth Third’s property should only be used for legitimate business purposes. Any work product of an employee is the property of Fifth Third if it is the result of work performed while at work or with company property.

Confidential and Proprietary Information

You have an obligation to maintain the confidentiality of information entrusted to you by Fifth Third, its business partners, suppliers, customers or others related to Fifth Third’s business.

Confidential or proprietary information may not be disclosed to others except when disclosure is authorized by Fifth Third or legally required.

What Constitutes Confidential Information? All oral and written communications relating to Fifth Third, or its customers, suppliers, shareholders and other employees of Fifth Third, which you acquire during the scope of your employment and which is not otherwise available to the general public constitutes confidential information. This includes not only information you acquire from third parties but also any work product you generate as an officer, director or employee of Fifth Third including, for example, customer and prospect lists, and computer programs. You should assume that any such work product or materials are confidential information subject to the policies and restrictions on use and disclosure outlined in this Code.

What Constitutes Proprietary Information? Certain types of information may not be confidential but may still be proprietary property of Fifth Third. You acknowledge that while employed by Fifth Third all work products that you produce are and shall remain the sole and exclusive property of Fifth Third. Even though information such as customer and prospect names, presentation materials, marketing materials, product information, business methods of processes may otherwise be available to the general public, it remains the property of Fifth Third and individual employees shall have no personal rights to such information or products either during or after employment with Fifth Third.

Customer/Supplier Information. You also have an obligation to keep confidential any information acquired with respect to present, past or prospective customers, suppliers, shareholders and other employees of Fifth Third. Any such information shall be used solely for banking or corporate purposes and shall under no circumstances be revealed to unauthorized persons, whether within or outside of Fifth Third. Aside from routine credit and personal inquiries, information concerning a customer, employee, shareholder or a business transaction may be revealed only with the consent of the individual or entity involved, or pursuant to proper subpoena, court order or other legal process.

Data Security. It is the policy of Fifth Third to protect its systems and data by controlling access to such systems and data through a central Data Security Department. This department, which is segregated from users and programming areas, establishes documents and administers data security policies, procedures and controls, and access to Fifth Third systems and data must be authorized accordingly.

You acknowledge that Fifth Third’s data processing systems and data are private and confidential, and you may only access or update the systems and data according to the authority given you. Any unauthorized access, update or use of Fifth Third systems or data is strictly prohibited. Furthermore, you acknowledge your responsibility to protect the integrity of all systems and data for which you are authorized to access or update, and you will only divulge information related to such systems or data to those having an authorized business requirement. You will not compromise access to such systems or data by communicating your identification and/or password to anyone.

You will report all violations or suspected violations of this policy immediately by calling Fifth Third’s EthicsLine at 1-877-FOR-5353 (1-877-367-5353).

Information Disclosure Policy. You are required to follow Fifth Third’s Information Disclosure Policy which deals with the handling of information about Fifth Third and the companies with which it transacts business as well as trading in stock or other securities issued by Fifth Third or companies with which it transacts business.

Records Retention. You are expected to become familiar with Fifth Third’s policies regarding records retention and to strictly adhere to those procedures as outlined in the policies.

Violations of the Code of Business Conduct and Ethics

Your Duty to Report. You have a duty to adhere to this Code of Business Conduct and Ethics and all other existing company policies and to report to the Company any suspected violations by yourself or any other employee, officer or director of Fifth Third. You should report violations of this Code by calling Fifth Third’s EthicsLine at 1-877-FOR-5353 (1-877-367-5353). Your report will be dealt with anonymously and confidentially.

Response to Reports. Fifth Third will investigate any matter so reported and, upon a determination by the Nominating and Corporate Governance Committee of its Board of Directors (or a panel designated by such committee) or upon a determination by the Audit Committee (for actions by senior financial officers) that a violation has occurred, will take appropriate disciplinary and corrective action, up to and including termination. Fifth Third forbids retaliation against employees, officers or directors who report violations of this Code of Business Conduct and Ethics in good faith (except for any disciplinary action as determined above for self reported violations).

Questions? Whenever you have a question as to whether this Code is applicable to a particular situation, employees are encouraged to refer the matter to the Director of Human Resources.

Waivers

Any waivers of this Code for executive officers or directors may be made only by the Board of Directors of Fifth Third Bancorp upon the recommendation of its Nominating and Corporate Governance Committee, and must be promptly filed and/or disclosed to the public as required by all applicable securities or other laws rules or regulations or the requirements applicable to Nasdaq National Market issuers or such other exchange or system upon which Fifth Third’s securities are listed, quoted or traded. Any waivers of this Code for other personnel may be made by the Director of Human Resources.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, understand and agree to conduct myself in the scope of my employment in accordance with the Fifth Third Bancorp Code of Business Conduct and Ethics.

I further agree that it is my responsibility to promote compliance with the policies and guidelines set forth in the Code of Business Conduct and Ethics and to report violations of the same.

Signature:

Print Name:

Date: